Exhibit 99

C-COR PROVIDES BUSINESS UPDATE

State College, PA (October 14, 2003) – C-COR.net Corp. (Nasdaq: CCBL) will provide a business update for the current quarter at today’s scheduled annual Shareholders’ Meeting at the Company’s State College headquarters.

At the meeting, C-COR will announce that its financial results for the first quarter of fiscal year 2004, ended September 26, 2003, will exceed the Company’s previous guidance issued on August 21, 2003. Net sales for the first quarter were approximately $56 million, and the Company achieved profitability and generated cash from operations. The First Call consensus for the first quarter was a loss per share of $.05.

C-COR will issue a press release with detailed fiscal year 2004 first quarter results on Thursday, October 23, 2003, before the opening of the Market. At 9:45 AM (ET) on that date, the Company will also hold its quarterly conference call. Information on how to access the quarterly conference call is provided in C-COR’s September 25, 2003, press release posted on the Company’s web site (www.c-cor.net).

About C-COR

C-COR is a leading provider of premium quality, globally-oriented optical, digital video transport, and RF telecommunication products; network and resource management software solutions; and high-end technical field services—all enabling cost-effective delivery of voice, video, and high-speed data over advanced HFC (Hybrid Fiber Coax) broadband networks. Headquartered in the U.S. with facilities worldwide, C-COR’s mission is to provide our customers with second-to-none network integrity throughout the full network life cycle. During 2003, C-COR is celebrating its 50th anniversary with activities focused on linking its rich tradition of innovation, entrepreneurship, leadership, and commitment to the cable industry with its vision for the future. C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index.

Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of uncertainties, many of which the Company is not aware. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the communications industry, changes in regard to significant customers, the demand for network integrity, the trend toward more fiber in the network, the Company’s ability to develop new and enhanced products, the Company’s ability to provide complete network solutions, continued industry consolidation, the development of competing technology, the global demand for the Company’s products and services, and the Company’s ability to integrate acquisitions and achieve its strategic objectives. For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.